UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
June 11, 2023
Date of Report (Date of earliest event reported)
______________________________
New Relic, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________

Delaware	001-36766	26-2017431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
188 Spear Street, Suite 1000
San Francisco, California 94105
(Address of principal executive offices, including zip code)
(650) 777-7600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NEWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Operating Officer Transition
On June 11, 2023, Kristy Friedrichs, the Chief Operating Officer of New Relic, Inc. (the “Company”), resigned from her role as the Company’s Chief Operating Officer effective December 31, 2023, which follows a period of transition.
The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company met on June 12, 2023 and, in light of her pending transition, granted Ms. Friedrichs 13,790 restricted stock units (“RSUs”) with a value of approximately $1.0 million, effective June 15, 2023. The RSUs vest over six months measured from the vesting commencement date of May 15, 2023 in two equal quarterly installments, so long as Ms. Friedrichs continues to provide services to the Company during this transition period.
Executive Chair Transition
Also on June 11, 2023, Lew Cirne, the Company’s Founder and Executive Chair, agreed with the Company that he will transition from his role as Executive Chair to the role of Non-Executive Chair of the Board, effective upon the conclusion of the Company’s Annual Meeting of Stockholders on August 16, 2023, and thereby end his employment relationship with the Company. Following the transition, Mr. Cirne will be entitled to cash and equity compensation for service on the Board and its committees in accordance with the Company’s Non-Employee Director Compensation Policy, as amended.
Compensation Arrangements
On June 12, 2023, the Compensation Committee approved the Company’s fiscal 2024 cash bonus plan for executive officers, pursuant to which eligible executive officers, including the Company’s named executive officers, have the opportunity to earn quarterly cash bonuses based on corporate performance objectives related to quarterly revenue and non-GAAP operating income on a quarterly and annual basis. The quarterly bonus payments are expected to be capped at a maximum of 100% of that quarter’s target cash bonus opportunity for each officer, subject to a potential upward adjustment in the fourth fiscal quarter in the event of overperformance with respect to annual objectives, up to 150% of the individual’s annual target cash bonus opportunity. In addition, the Compensation Committee retains the discretionary ability to increase or decrease the amounts to be paid to any executive officer regardless of the actual performance against these measures. Accordingly, whether or not a performance bonus is paid for any quarter or year, and the amount of any such bonus, is within the discretion of the Compensation Committee.
We define non-GAAP operating income as GAAP operating income adjusted for, as applicable: (1) stock-based compensation expense, (2) amortization of stock-based compensation capitalized in software development costs, (3) the amortization of purchased intangibles, (4) employer payroll tax expense on equity incentive plans, (5) amortization of debt discount and issuance costs, (6) the transaction costs related to acquisitions, (7) lawsuit litigation cost and other expense, and (8) restructuring charges.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Relic, Inc.

Date: June 14, 2023	By:	/s/ David Barter
David Barter Chief Financial Officer